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Press Release                                                       Schlumberger
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                                                                 Exhibit 99(a)20




For Immediate Release, Monday April 23, 2001

SCHLUMBERGER ANNOUNCES COMPULSORY TENDERING REQUIREMENT FOR OUTSTANDING SEMA SHARES

NEW YORK, April 23, 2001 - On April 6, 2001, Schlumberger Investments, a wholly owned subsidiary of Schlumberger Limited, announced that the Offer made by Lehman Brothers on behalf of Schlumberger Investments to acquire the issued and to be issued share capital of Sema had been declared unconditional in all respects. Schlumberger Investments has now received valid acceptances in respect of the Offer representing more than 90% in value of the Sema Shares to which the Offer relates.

Today Schlumberger Investments is posting statutory notices pursuant to section 429(4) of the Companies Act to Sema Shareholders who have not yet validly accepted the Offer, informing such Sema Shareholders that it will compulsorily acquire the outstanding Sema Shares for which valid acceptances under the Offer have not yet been received under the provisions of sections 429-430F of the Companies Act. The compulsory acquisition procedure is expected to be completed on, or shortly after, June 4, 2001.

The Offer will remain open for acceptance until further notice. Sema Securityholders who have not yet accepted the Offer are encouraged to do so as soon as possible. Settlement of the consideration due to Sema Securityholders who accept the Offer will be dispatched within 14 days after receipt of valid Acceptance Forms relating to the Offer, complete in all respects.


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For further information, contact:
Schlumberger Limited
Rex Ross
VP Communications
Tel: 1-212-350-9432

Words defined in the Offer Document, dated 21 February 2001, have the same meaning in this announcement.

Lehman Brothers, Morgan Stanley Dean Witter and Schroder Salomon Smith Barney, each of which is regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Schlumberger, Schlumberger Industries S.A. and

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     Press Release (continued)

Schlumberger Investments and no one else in connection with the Offer and will not be responsible to anyone other than Schlumberger, Schlumberger Industries S.A. and Schlumberger Investments for providing the protections afforded to customers of Lehman Brothers, Morgan Stanley Dean Witter and Schroder Salomon Smith Barney, respectively, nor for giving advice in relation to the Offer. Lehman Brothers, as dealer manager for the Offer, is making the Offer in the United States on behalf of Schlumberger Investments.

The availability of the Offer to Sema Securityholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Sema Securityholders who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

The Offer is not being made, directly or indirectly, in or into Australia, Canada or Japan and may not be accepted in or from Australia Canada or Japan. Accordingly, this announcement and copies of the Offer Document, the Acceptance Forms or any related documents are not being, and must not be, mailed or otherwise distributed or sent in or into Australia, Canada or Japan. Custodians, nominees and trustees should observe these restrictions and should not send this announcement, the Offer Document, the Acceptance Forms or any related documents in or into Australia, Canada or Japan.

The directors of Schlumberger Investments listed in schedule IVA of the Offer Document accept responsibility for the information contained in this announcement and, to the best of their knowledge and belief (having taken all reasonable care to ensure such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information. This statement is included solely to comply with Rule 19.2 of the City Code and shall not be deemed to establish or expand liability under law, including under US federal securities laws or under the laws of any state of the US.

Schlumberger has filed a Tender Offer Statement and other related documentation and Sema has filed a Solicitation/Recommendation Statement with the Securities and Exchange Commission. Free copies of these documents will be available on the SEC's web site at www.sec.gov. The Tender Offer Statement may also be obtained
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at no charge from Schlumberger at 277 Park Avenue, New York, NY 10172-0266 and
the Solicitation/Recommendation Statement may be obtained at no charge from Sema at Six Concourse Parkway, Suite 2700, Atlanta, Georgia 30328. Shareholders are urged to read the Tender Offer Statement, the Solicitation/Recommendation Statement and the related documentation as they contain important information.


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     Press Release (continued)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Sema Securities. The Offer is being made solely by the Offer Document dated February 21, 2001 and the related Acceptance Forms.